Exhibit 10.27

NET SMELTER RETURN
ROYALTY AGREEMENT

This Agreement (the "Agreement") is entered into on _________ __, 2008, by and among Minera Milenium S.A. de C.V., a corporation duly organized under the laws of the Republic of Mexico (hereinafter referred to as "Minera"), Telifonda (Cayman) Ltd., a Cayman Islands corporation, or its designee ("NewCo") and Aurelio Resource Corporation, a Nevada corporation ("Aurelio"). Each of Minera, NewCo and Aurelio are referred to herein as "Party", and collectively herein as the "Parties".

NewCo acquired all of the outstanding capital stock of Bolsa Resources, Inc., an Arizona corporation, from Aurelio under a certain Stock Purchase Agreement between Aurelio and the NewCo, dated September 30, 2008, as amended (the "Stock Purchase Agreement"). Under the terms of the Stock Purchase Agreement, Aurelio agreed to cause Minera to grant to NewCo a net smelter return royalty from the minerals product derived form certain real property assets owned and/or optioned by Minera in exchange for a payment by NewCo of US $50,000.

This Agreement sets forth the terms and conditions under which (a) Minera grants to NewCo a net smelter return royalty from the minerals product derived from certain real property assets owned and/or optioned by Minera, and (b) Minera, Aurelio and NewCo have the right to convert the net smelter return royalty granted hereunder into shares of Minera or Aurelio, as the case may be.

Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

1. Definitions. The following terms shall have the following meaning for purposes of this Agreement:

"Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended.

"Concentrates" means the product derived from Crude Ore after waste materials have been removed through leaching, milling or other beneficiation.

"Crude Ores," whether singular or plural, shall mean all ores, metals, Minerals which Minera either (A) mines, extracts, or otherwise recovers (including by in situ methods) from the Gavilanes Property and sells or delivers to a processing plant for physical or chemical treatment, or (B) treats in place on the Gavilanes Property by chemical, solution, or other methods; said term shall also include all Mineral-bearing solutions, natural or introduced, recovered by Minera from the Gavilanes Property and sold or delivered for processing by Minera, and all Mineral and non-mineral components of all such materials and solutions.

"Extraction Taxes" means sales, use, value added, gross receipts, ad valorem, severance, any taxation on the net proceeds of mining operations and other taxes payable in respect to severance, production, removal, sale or disposition of the Crude Ore or Concentrates, but excluding any taxes on net income.

"Gavilanes Property" shall mean the real property rights and interests described in Annex A attached hereto and incorporated herein by this reference, and any and all amendment, substitutions or replacements of the concessions on the referenced real property in which Minera or any Affiliate of Minera has any right, title or interest.

"Minerals," whether singular or plural, shall mean any and all mineral substances of any nature, metallic or non-metallic. The term "Minerals" shall not include oil, gas, or other liquid or gaseous hydrocarbon or geothermal substances.

"Proceeds" means the sum actually received by Minera during each calendar quarter from the sale, including forward sales, of Crude Ore or Concentrates produced from the Gavilanes Property. "Proceeds" does not include any profits or losses incurred by Minera or any of its Affiliates in any hedging, price protection, commodities trading or similar activities.

"Processing Costs" means either (a) the amounts actually incurred by Minera for leaching, milling, treating, processing or other beneficiation, including transporting, sizing and crushing of the ores, where such services are performed by a party other than Minera and including assaying and sampling costs and including penalties, if any incurred, or (b) if such operations are carried out by Minera, the charges, cost and penalties, if any incurred, for such operations, including transportation, which Minera would have incurred if such operations were carried out in facilities not owned or controlled by Minera and then offering comparable custom services for comparable products or on comparable terms; provided, however, that in all cases "Processing Costs" shall not include Transportation Costs

"Transportation Costs" means the expenses and charges actually incurred by Minera in transporting the Crude Ore or Concentrates from mine to mill, smelter, refinery or other place of sale. Such expenses shall include, but not be limited to, freight, shipment insurance, handling, port, delay, demurrage, lighterage, tug, forwarding costs and transportation taxes.

Reference to dollar amounts in this agreement shall refer to United States dollars.

2. Net Smelter Return Royalty. As of the date hereof, in connection with the transactions contemplated under the Stock Purchase Agreement, Minera does hereby remise, release, and forever quitclaim unto NewCo its successors and assigns, a production royalty of three percent (3%) of the Net Smelter Returns (as herein defined) from all Crude Ores and Concentrates mined or otherwise recovered and removed from the Gavilanes Property (the "Minera NSR"). The Minera NSR shall be determined as follows:

(a) Sale of Crude Ore or Concentrate to Third Party. If Crude Ore or Concentrates are sold by Minera to a third party that is not an Affiliate of Minera, the "Net Smelter Returns" shall mean the Proceeds received from such sale by Minera, less, to the extent borne by Minera, sales and brokerage costs, Transportation Costs, Processing Costs and Extraction Taxes. For purposes of this Agreement, such Crude Ore or Concentrates shall be deemed sold at the time the Proceeds are received by Minera.

(b) Sale of Crude Ore or Concentrates to Affiliate. If Crude Ore or Concentrates are sold or transferred by Minera to an Affiliate, the "Net Smelter Returns" shall mean an amount equal to that which would have been received by Minera from a bona fide third party purchaser in an arms-length transaction for an identical product less Transportation Costs, Processing Costs and Extraction Taxes incurred by Minera. For purposes of this Agreement, such Crude Ore or Concentrates shall be deemed sold at the time they are delivered to the Affiliate.

(c) Retainage of Crude Ore or Concentrates. If Concentrates are retained by Minera for further smelting, refining, precipitation or other additional processing by a third party that is not an Affiliate of Minera at a site that is not located adjacent to or on the Gavilanes Property, such Concentrates shall be deemed sold by Minera at the time such Concentrates are delivered to the smelter, refinery, precipitation plant or other facility, and the "Net Smelter Returns" from such Concentrates shall mean an amount equal to that which would have been received by Minera from a bona fide third party purchaser in an arms-length transaction for an identical product less Transportation Costs, Processing Costs and Extraction Taxes incurred by Minera.

3. Payment of Royalty. The obligation to pay the Minera NSR shall accrue upon the actual or deemed sale of the Crude Ores or Concentrates subject thereto. Payment of the Minera NSR shall be made on or before the last day of January, April, July, and October ("Payment Dates") of each year for royalty obligations that accrued during the preceding calendar quarter. Each Payment shall be accompanied by a statement showing weights and values of mineral substances recovered from the Crude Ore and Concentrates produced from the Gavilanes Property during the period for which payment is made, the Proceeds received or the value of the deemed sale of such Crude Ore and Concentrates and the amounts deductible therefrom to determine Net Smelter Returns as set forth in Section 2 of this Agreement. If no written objection is made by NewCo to the correctness of the statement within sixty (60) days from the date thereof, such statement shall be deemed conclusively to be correct and such royalty payment sufficient and complete.

4. Disputes. In case of any dispute or question as to the ownership of all or any portion of the Minera NSR, or the amount of payment to be made by Minera under this Agreement, Minera may deposit any amount otherwise due to NewCo in escrow until the dispute is finally resolved. Minera may credit all costs and expenses, including attorney's fees, it incurs by reason of such dispute or question against all amounts otherwise due to NewCo only in the event Minera prevails.

5. Waste Rock, Spoil and Tailings. The ore, mine waters, leachates, pregnant liquors, pregnant slurries, or other products or compounds of Mineral Substances mined or extracted from the Gavilanes Property shall be the property of Minera subject to the Minera NSR as provided herein. Minera shall not be liable for mineral values lost in mining or processing employing sound practices. The Minera NSR shall be payable on all Minerals recovered and sold or deemed sold both prior to and after the time waste rock, spoil, tailings, or other mine wastes and residue are first disposed of as such, and such waste rock, spoil, tailings or other mine wastes and residue shall be the sole property of Minera. Minera shall have the sole right to dump, deposit, sell, dispose of, or reprocess such waste rock, spoil, tailings, or other mine wastes and residues, and NewCo shall have no claim or interest therein or to proceeds or minerals values recovered therefrom.

6. Weighing, Measuring, Sampling and Inspections.

(a) Minera shall at all times while production is occurring upon the Gavilanes Property accurately weigh, measure and sample in accordance with customary industry practices for precious metals mines, all Crude Ore or other material including products developed from ore or other material, and all Concentrates, to the end that accurate and complete records and reports are made and retained to ascertain the quantity of ores and minerals recovered and removed from the Gavilanes Property. NewCo shall have the right, at its sole cost and risk, upon reasonable notice at all reasonable times, to inspect all records and reports mentioned herein, and the operations being conducted on the Gavilanes Property, so long as such inspections do not unreasonably interfere with Minera's business or operations and comply fully with its safety rules and procedures. NewCo shall indemnify and hold harmless Minera and its Affiliates and their respective directors, officers, shareholders, employees, agents and attorneys, from and against any liabilities which may be imposed upon, asserted against or incurred by any of them by reason of injury to Minera, its Affiliates, or NewCo or any of their respective agents or representatives caused by NewCo's exercise of its inspection rights under this Agreement.

(b) Minera shall have the right of mixing or commingling, at any location and either underground or at the surface, any ores, metals, minerals or mineral products from the Galvines Property with any ores, metals, minerals, or mineral products from other lands, provided that Minera shall determine the weight and volume of, sample and analyze all such ores, metals, minerals and mineral products before the same are so mixed or commingled. Any such determining of weight or volume, sampling and analysis shall be made in accordance with sound sampling and analytic practices and procedures. The weight or volume and the analysis so derived shall be used as the basis of allocation of Minera NSR payable to NewCo under this Agreement.

7. Operations. Minera shall have no obligation to commence or to continue mining, or to mine any particular quantities of Crude Ores from the Gavilanes Property. NewCo's interest in the Gavilanes Property shall be solely that of a non-participating royalty holder and it shall have no rights to participate in or influence management or decision-making regarding operations on the Gavilanes Property. NewCo expressly disclaims any implied covenants of diligence with respect to operations on the Gavilanes Property, including without limitation all exploration, development, mining, and processing operations.

8. Additional Land Purchase or Lease. To ensure the mining rights on the Gavilanes Property will not interfere with adjunct mining rights and other real property usage, Minera shall use its commercial efforts to purchase any additional land adjunct to the Gavilanes Property that it deems appropriate.

9. Additional Funding of Minera; Right of First Offer.

(a) As long as the Minera NSR (or after any conversion, the Minera Preferred Stock) is outstanding, NewCo and its affiliates shall have the first right to provide any additional funding (debt and/or equity) to Minera and shall further have the first right to make an offer under the terms of this Section 9(a). If (i) Minera decides to sell the rights in the Gavilanes property and/or substantially all of its Mexican assets or (ii) Aurelio decides to sell all of the shares it or any subsidiary of Aurelio holds in Minera, then Minera or Aurelio, as the case may be, will provide written notice to NewCo of such desire to sell (the "NewCo Notice"). The NewCo Notice will include the price and all other material terms of such desired sale, including a description of the assets or shares intended to be sold. NewCo will have sixty days after delivery of the NewCo Notice within which to agree in writing to purchase the shares of or assets in Minera, as applicable, on the terms provided in such notice. Any closing of such purchase by NewCo shall occur on or before the date that is 45 days after delivery of the NewCo Notice.

(b) If NewCo does not agree in writing to purchase the shares of or assets in Minera, as the case may be, or does not close on such purchase within the time frames set forth in Section 9(a), then (i) Aurelio or Minera, as applicable, shall be free to sell the shares of or assets in Minera, as the case may be, as provided in, and on terms equal to or better than the terms provided in, the NewCo Notice; and (ii) NewCo will vote any shares it holds in Minera in favor of such sale and any subsequent Minera Strategic Transaction.

10. Conversion of Minera NSR. The Minera NSR shall be convertible as follows:

(a) Conversion in Case of Minera IPO. Subject to applicable laws, automatically at fair market value for shares of common stock of Minera immediately prior to an Initial Public Offering of shares of common stock of Minera (a "Minera IPO");

(b) Optional Conversion in case of Strategic Minera Transaction. At the option of Minera, subject to applicable laws and approval of the stockholders of Minera, at fair market value for shares of common stock of Minera, immediately prior to a sale, transfer or license of all or substantially all of the assets of Minera for cash or publicly traded securities, or a sale of equity interests for cash or publically traded securities, or a merger, reorganization or other transaction resulting in the stockholders of Minera immediately prior to the transaction (on a fully diluted basis) controlling less than the majority of the voting power of the surviving entity on a fully diluted basis (a "Strategic Minera Transaction");

(c) Optional Conversion by NewCo. Subject to applicable laws, at the option of the then holder of the Minera NSR at fair market value for shares of common stock of Minera as of the date of conversion, into shares of common stock of Minera immediately prior to a Strategic Minera Transaction;

(d) Optional Conversion upon Commencement of Mining Production. Subject to applicable laws and approval of the stockholders of Minera, at the option of Minera, into a number of shares preferred stock of Minera (the "Minera Preferred Stock") equal to the product of (i) the number of shares of common stock of Minera then outstanding multiplied by (ii) the result obtained when (y) the fair market value of the Minera NSR is divided by (z) the fair market value of the Gavilanes Property. The fair market value of the Minera NSR and the fair market value of the Gavilanes Property will be measured upon commencement of commercial mining production from the Gavilanes Property.

(e) Terms of the Minera Preferred Stock. The Minera Preferred Stock, if any, shall be non-participating and will have the following attributes:

(i) The Minera Preferred Stock will be entitled to a cumulative annual preferred dividend equal to six percent (6%) of the Original Minera Issue Price (as defined below). Subject to applicable laws, upon any conversion of the Minera Preferred Stock in accordance with Section 10(c)(iv) below, Minera shall have the right to convert any unpaid accumulated dividend on the Minera Preferred Stock that is being converted into the same class of shares of Minera or Aurelio, as the case may be, into which the Minera Preferred Stock is converted;

(ii) Except as required by applicable law, and subject to Section 9(b), the Minera Preferred Stock will vote with all other shares of Minera on an as converted basis as a single class on all matters;

(iii) Upon any liquidation, dissolution or winding up of Minera, each share of Minera Preferred Stock will be entitled to receive in preference to the common stock of Minera an amount equal to the Original Minera Issue Price (as adjusted for any stock dividends, combinations or splits with respect to Minera Preferred Stock) plus any unpaid dividends on the Minera Preferred Stock. The "Original Minera Issue Price" will be equal to the fair market value of the Minera NSR as of the date of issuance of the Minera Preferred Stock, divided by the number of shares of Minera Preferred Stock outstanding as of such date;

(iv) Subject to any adjustment being made to the conversion rate following any recapitalization, share split, consolidation or similar events (collectively "Recapitalization Events") and/or the operation of the anti-dilution provision set forth in subsection (v) of this Section 10(c), the Minera Preferred Stock will be convertible as follows, in each case if all shares of Minera Preferred Stock are converted:

(A) subject to applicable laws, at the option of NewCo immediately prior to a Minera IPO or Strategic Minera Transaction into an equal number of shares of common stock of Minera;

(B) subject to applicable laws, at the option of the then holders of the Minera Preferred Stock at any time into an equal number of shares of common stock of Minera;

(C) subject to applicable laws, at the option of the then holders of the Minera Preferred Stock at any time into registered shares of common stock of Aurelio based on the relative fair market values of Minera Preferred Stock and common stock of Aurelio at the time of such conversion. The fair market value of the common stock of Aurelio shall be valued as follows: (i) if traded on the New York Stock Exchange or The NASDAQ National Market, the value shall be deemed to be the average of the closing prices of the securities on such exchange or system over the twenty (20) trading days ending three (3) trading days preceding the conversion date; (ii) if actively traded over-the-counter, the value shall be deemed to be the average of the closing bid prices over the 30-day period ending three days prior to the conversion date; or (iii) if there is no active public market, the value shall be the fair market value thereof, as determined in good faith by resolution of a majority the board of directors of Aurelio;

and

(D) subject to applicable laws, at the option of the then holders of the Minera Preferred Stock, at any time after the fifth (5th) anniversary of this Agreement, for a number of shares of preferred stock of Aurelio based on the relative fair market values of Minera Preferred Stock and preferred stock of Aurelio at the time of such conversion. The shares of preferred stock of Aurelio, if issued, shall have the identical rights as set forth under Sections 10(c)(i) - (iii) above and Sections 10(c)(v) and 10(c)(vi) below and shall be convertible at the option of their holder(s) into an equal number of shares of common stock of Aurelio, subject to adjustments for stock dividends, combinations or splits with respect to the preferred stock of Aurelio.

(v) The Minera Preferred Stock will be protected against dilution if Minera (i) effects a subdivision or combination of its outstanding common stock or in the event of a reclassification, recapitalization, stock split, stock dividend or other distribution payable in securities of Minera or any other person or (ii) within twelve (12) months after the issuance of the Minera Preferred Stock, issues any capital stock or securities convertible into or exchangeable for common stock at a price per share less than the Original Minera Issue Price, in which case such adjustment shall be on a broad based weighted average basis; provided, that the antidilution protections set forth in (ii), above, shall be subject to normal carve-outs for shares of Minera common stock and options and warrants to purchase shares of Minera common stock, including, without limitation, those issued: (1) to employees in connection with a stock option plan approved by the board of directors of Minera, (2) in connection with the conversion of shares of Minera Preferred Stock, (3) as a dividend or distribution on shares of Minera Preferred Stock, (4) in connection with bona fide acquisitions, mergers or similar transactions, as approved by the board of directors of Minera, (5) to financial institutions or other lenders or lessors in connection with leases, equipment financings, revolving lines of creditor borrowings to support working capital, or similar borrowing in the ordinary course of business, as approved by the Board.

(vi) The Minera Preferred Stock shall be subject to a right of first refusal by all other holders of shares in Minera such that if a holder of shares of Minera Preferred Stock proposes to sell all or a portion of its shares to a third party other than an affiliate of NewCo, it must permit the other holders of Minera Preferred Stock and the holders of Minera common stock at their option to purchase such stock on the same terms as the proposed transferee. Any such transfer will be subject to applicable securities laws.

11. Miscellaneous.

(a) Further Actions. The Parties hereby agree that they will each take such further action (including the execution and delivery of such future instruments and documents) as any other Party may reasonably request in order to carry out substantially the transactions contemplated by this Agreement or to comply with the laws of Mexico.

(b) Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the closing under the Stock Purchase Agreement without the prior written approval of the other Parties; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its reasonable best efforts to advise the other Parties prior to making the disclosure).

(c) No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

(d) Reporting. Minera shall provide NewCo bi-annual reports describing progress of activities at the Gavilanes Property in form and substance reasonably satisfactory to the Parties.

(d) Entire Agreement. This Agreement (including the documents referred to herein), together with the Loan Note delivered herewith, constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

(e) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. The Minera NSR shall run with the Gavilanes Property \

(f) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

(g) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(h) Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

If to NewCo: Copy to:

[NEWCO] Buchanan Ingersoll &Rooney PC
[ADDRESS] 620 Eighth Avenue
[ADDRESS] New York, NY 10018
[ADDRESS] U.S.A.
Phone: Phone: +1 (212) 440-4400
Fax: Fax: +1 (212) 440-4401
Attention: Attention: Titus Weinheimer

If to Minera: Copy to:

Minera Milenium S.A. de C.V. Holland & Hart LLP
[Avenida Hidalgo #373 555 Seventeenth Street
[Suite # 4-1 Suite 3200
[Culiacan, Sinaloa Denver, CO 80202
Mexico U.S.A.
Phone:011-52-667-7138894 Phone: +1 (303) 295-8493
Fax: 011-52-667-7138894 Fax: +1 (303) 291-9145
Attention: Lic. Carmen Obeso Sandoval Attention: Lucy Schlauch-Stark

If to Aurelio: Copy to:

Aurelio Resource Corporation Holland & Hart LLP
12345 West Alameda Parkway 555 Seventeenth Street
Suite #202 Suite 3200
Lakewood, CO, 80228 Denver, CO 80202
U.S.A. U.S.A.
Phone: 303-795-3030 Phone: +1 (303) 295-8493
Fax: 303-945-7270 Fax: +1 (303) 291-9145
Attention: David Johnson Attention: Lucy Schlauch-Stark

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

(i) Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Nevada without giving effect to any choice or conflict of law provision or rule (whether of the State of Arizona or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Nevada.

(j) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all Parties. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

(k) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

(l) Expenses. Each of the Parties will bear his or its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

(m) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation.

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4005008_4.DOC

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date first above written.

MINERA MILENIUM S.A. DE C.V.

__________________________________
By:

Name:

Title:

[NEWCO]

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By:

Name:

Title:

AURELIO RESOURCE CORPORATION

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By:

Name:

Title: